Exhibit 21.1
SUBSIDIARIES OF REGISTRANT

		Percentage of
	Jurisdiction	Voting
Names of Subsidiary	of Organization	Securities Owned

First Financial Bankshares of Delaware, Inc.	Delaware	100%

First Financial Investments, Inc.	Texas	100%

First Financial Investments of Delaware, Inc.	Delaware	100%

First Technology Services, Inc. Abilene, Texas	Texas	100	%**

First Financial Trust & Asset Management Company, National Association* Abilene, Texas	U.S.	100	%**

First Financial Bank, National Association* Abilene, Texas	U.S.	100	%**

Hereford State Bank Hereford, Texas	Texas	100	%**

First Financial Bank, National Association* Sweetwater, Texas	U.S.	100	%**

First Financial Bank, National Association* Eastland, Texas	U.S.	100	%**

First Financial Bank, National Association* Cleburne, Texas	U.S.	100	%**

First Financial Bank, National Association* Stephenville, Texas	U.S.	100	%**

San Angelo National Bank* San Angelo, Texas	U.S.	100	%**

Weatherford National Bank* Weatherford, Texas	U.S.	100	%**

First Financial Bank, National Association* Southlake, Texas	U.S.	100	%**

First Financial Bank, National Association* Mineral Wells, Texas	U.S.	100	%**

First Financial Insurance Agency, Inc. Abilene, Texas	Texas	100	%**

*	Federal charter.

**	By First Financial Bankshares of Delaware, Inc.